Ex 99.1
Seer Reports First Quarter 2022 Financial Results
Demonstrated solid commercial traction with continued robust interest in the Proteograph Product Suite
REDWOOD CITY, Calif. May 4, 2022 – Seer, Inc. (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, today reported financial results for the first quarter ended March 31, 2022.

“We had a strong start to the year as we further ramped our commercial efforts, expanded our installed base, and made tangible progress against our strategic plan. I am thrilled to see the growing impact of our unique technology in enabling researchers to interrogate the proteome deeply, at scale and without limitations to prescribed targets,” said Omid Farokhzad, Chief Executive Officer and Chair, “As our customers deepen their experience with the Proteograph Product Suite, the data they produce will be key to accelerating adoption and establishing a rich pipeline of potential customers. We look forward to updating you on their progress throughout the year.”

Recent Highlights
•Revenue of $3.3 million for the first quarter 2022
•Delivered the first Proteograph Product Suite orders as part of Broad Commercial release across multiple geographies, including North America, Europe and Asia
•Announced the publication of a seminal study in the Proceedings of the National Academy of Sciences (PNAS) demonstrating performance of the Proteograph Product Suite for deep, unbiased, precise, scalable proteomics
•Hired Scott Thomas as Chief Commercial Officer

First Quarter 2022 Financial Results
Revenue was $3.3 million for the three months ended March 31, 2022, as compared to $62 thousand for the three months ended March 31, 2021. The increase was primarily due to an increase in sales of products related to the Proteograph Product Suite. Product-related revenue for the first quarter of 2022 was $3.2 million, including $1.1 million of related party revenue, and consisted of sales of SP100 instruments, consumable kits and platform evaluations.

Gross profit, inclusive of grant and other revenue, was $1.2 million and gross margin was 38% for the first quarter of 2022.

Operating expenses were $25.0 million for the first quarter of 2022, including $8.1 million of stock based compensation, as compared to $16.6 million, including $6.0 million of stock based compensation, for the corresponding prior year period. The increase in expenses was driven by increased employee compensation and other related expenses, including stock-based compensation, and increased expenses related to the expansion of our facilities and other costs related to being a publicly traded company.

Net loss was $23.6 million for the first quarter of 2022, as compared to $16.4 million for the corresponding prior year period.

Cash, cash equivalents and investments were approximately $472 million as of March 31, 2022.

2022 Guidance
Seer continues to expect full year 2022 revenue to be in the range of $14.0 million to $16.0 million, and, as previously disclosed, Seer also expects to continue to increase investments in its commercial, operations, research and development activities to drive long-term growth and value creation.

Webcast Information
Seer will host a conference call to discuss the first quarter financial results on Wednesday, May 4, 2022 at 2:00 pm Pacific Time / 5:00 pm Eastern Time. A webcast of the conference call can be accessed at http://investor.seer.bio. The webcast will be archived and available for replay for at least 90 days after the event.

About Seer
Seer™ is a life sciences company developing transformative products that open a new gateway to the proteome. Seer’s Proteograph™ Product Suite is an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect the Company’s current views with respect to certain current and future events and financial performance. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to statements regarding the Company’s outlook for fiscal year 2022. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Quarterly Report on Form 10-Q, to be filed with the SEC, and other documents the Company subsequently files with the SEC from time to time. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Carrie Mendivil
investor@seer.bio

Media Contact:
Karen Possemato
pr@seer.bio

Seer, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2022	2021

Revenue:
Product	$ 2,149	$ —
Service	79	—
Related party	1,070	—
Grant and other	14	62
Total revenue	3,312	62
Cost of revenue:
Product	1,660	—
Service	14	—
Related party	394	—
Total cost of revenue	2,068	—
Gross profit	1,244	62
Operating expenses:
Research and development	10,732	6,227
Selling, general and administrative	14,298	10,333
Total operating expenses	25,030	16,560
Loss from operations	(23,786)	(16,498)
Other income (expense):
Interest income	144	69
Other expense	(4)	—
Total other income	140	69
Net loss	$ (23,646)	$ (16,429)
Other comprehensive loss:
Unrealized loss on available-for-sale securities	(1,691)	(26)
Comprehensive loss	$ (25,337)	$ (16,455)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.38)	$ (0.27)
Weighted-average common shares outstanding, basic and diluted	62,003,504	59,887,842

Seer, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$ 225,334	$ 232,813
Short-term investments	219,892	167,261
Accounts receivable, net	2,793	2,495
Related party receivables	1,126	1,283
Other receivables	540	366
Inventory	3,550	4,145
Prepaid expenses and other current assets	4,221	3,336
Total current assets	457,456	411,699
Long-term investments	26,550	93,186
Operating lease right-of-use assets	28,411	20,142
Property and equipment, net	13,654	13,087
Restricted cash	524	524
Other assets	490	501
Total assets	$ 527,085	$ 539,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 3,291	$ 3,789
Accrued expenses	6,377	8,394
Deferred revenue	394	376
Operating lease liabilities, current	1,090	864
Total current liabilities	11,152	13,423
Operating lease liabilities, net of current portion	29,134	22,459
Other noncurrent liabilities	341	341
Total liabilities	40,627	36,223
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized as of March 31, 2022 and December 31, 2021; zero shares issued and outstanding as of March 31, 2022 and December 31, 2021....................................................	—	—
Class A common stock, $0.00001 par value; 94,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 58,237,703 and 57,493,005 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively..................................................................	1	1
Class B common stock, $0.00001 par value; 6,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 4,055,190 and 4,522,478 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively......................................................................................................	—	—
Additional paid-in capital	638,860	629,981
Accumulated other comprehensive loss	(2,227)	(536)
Accumulated deficit	(150,176)	(126,530)
Total stockholders’ equity	486,458	502,916
Total liabilities and stockholders’ equity	$ 527,085	$ 539,139

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